-3-

Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2011

Red Bank, N.J. August 12, 2011 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2011 which appear below compared with the third quarter of fiscal 2010.


                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2011   Ended 7/31/2010      Change
                            ---------------   ---------------    ----------
German Royalties Received     $6,744,676         $4,482,847       + 50.46%
Net Income                    $6,566,627         $4,316,443       + 52.13%
Net Income per Unit             $0.71              $0.47          + 51.06%
Distribution per Unit           $0.71              $0.47          + 51.06%

Net income in the third quarter of 2011 was higher than the third quarter of 2010 due to significantly higher gas prices and higher average Euro/dollar exchange rates. The combination of these two factors more than offset a
decline in gas sales.   The Trust receives nearly all of its royalties under
two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Relevant details are shown below.

                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2011   Ended 7/31/2010      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)              10.671            11.770           -  9.34%
Gas Prices (Ecents/Kwh)(2)      2.3838            1.9666           + 21.21%
Gas Prices ($/Mcf)(3)           $ 9.64            $ 7.08           + 36.16%
Average Exchange Rate (4)       1.4091            1.2522           + 12.53%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 29.595            30.131           -  1.78%
Gas Prices (Ecents/Kwh)         2.5379            2.1186           + 19.79%
Gas Prices ($/Mcf)              $10.05            $ 7.49           + 34.18%
Average Exchange Rate           1.4148            1.2596           + 12.32%


    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers




                                   -4-

Compared to the prior year, Trust expenses for the third quarter of fiscal 2011 increased 12.04% to $189,608 from $169,228 in the third quarter of fiscal 2010 due to an increase in Trustee fees (which, as specified in provisions in the Trust Agreement, change as a result of fluctuations in gross royalty income). For the quarter just ended, Trust interest income remained minor.

Net income for the first nine months of fiscal 2011 was higher than the first nine months of fiscal 2010 due primarily to a substantial increase in gas prices under both the Mobil and OEG Agreements. The average Euro/dollar exchange rate for the first nine months of fiscal 2011 was up slightly and gas sales declined slightly. The income comparison of the relevant periods is shown below.

                              Nine Months        Nine Months       Percentage
                            Ended 7/31/2011    Ended 7/31/2010      Change
                            ---------------    ---------------    ----------

German Royalties Received     $19,106,466        $14,303,305       + 33.58%
Net Income                    $18,329,759        $13,551,435       + 35.26%
Net Income per Unit              $1.99              $1.47          + 35.37%
Distribution per Unit            $1.99              $1.48          + 34.46%


The previously declared distribution of 71 cents per unit will be paid on August 31, 2011 to owners of record as of August 12, 2011. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.